Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-20879, 333-20881, and 333-91328) pertaining to the Ralcorp Holdings, Inc. Incentive Stock Plan and Deferred Compensation Plan for Key Employees, Ralcorp Holdings, Inc. Savings Investment Plan and Executive Savings Investment Plan, and Ralcorp Holdings, Inc. 2002 Incentive Stock Plan and Deferred Compensation Plan, respectively, of our report dated January 24, 2003 with respect to the consolidated financial statements of Value Added Bakery Holding Company, included in the Current Report on Form 8-K/A-2 of Ralcorp Holdings, Inc. dated February 17, 2004.

                                              /s/ Ernst & Young LLP

Louisville, Kentucky
February 13, 2004